GINTEL FUND


          Amendment to the fund SUB-administration servicing agreement


     THIS AMENDMENT dated as of January 1, 2002 to the Fund Sub-Administration Servicing Agreement dated as of February 6, 2001, by and between the Gintel Fund, a Massachusetts business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     Furthermore, as Gintel & Co., Administrator to the Gintel Fund, has appointed U.S. Bancorp Fund Services, LLC to be the Sub-Administrator to the Gintel Fund and therefore has been added as a party to the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GINTEL FUND                                   U.S. BANCORP FUND SERVICES, LLC


By: _____________________________             By:  _____________________________


GINTEL & CO.


By:  _____________________________